Exhibit 5.1

	Arnold C. Lakind Barry D. Szaferman Jeffrey P. Blumstein Steven Blader Brian G. Paul+ Craig J. Hubert++ Michael R. Paglione* Lionel J. Frank** Jeffrey K. Epstein+	Of Counsel Stephen Skillman Linda R. Feinberg Anthony J. Parrillo Paul T. Koenig, Jr. Robert A. Gladstone Janine Danks Fox* Richard A. Catalina Jr.*† Eric M. Stein**
Szaferman, Lakind, Blumstein & Blader, P.C. Attorneys at Law 101 Grovers Mill Road, Suite 200 Lawrenceville, NJ 08648 P: 609.275.0400 F: 609.275.4511 www.szaferman.com	Stuart A. Tucker Scott P. Borsack*** Daniel S. Sweetser* Robert E. Lytle Janine G. Bauer*** Daniel J. Graziano Jr. Nathan M. Edelstein** Bruce M. Sattin*** Gregg E. Jaclin**

Robert G. Stevens Jr.**

Michael D. Brottman**

Benjamin T. Branche*

Lindsey Moskowitz Medvin**

Mark A. Fisher

Robert L. Lakind***

Thomas J. Manzo**

Melissa A. Chimbangu

Bella Zaslavsky**

Kathleen O’Brien

Steven A. Lipstein**

Yarona Y. Liang#

Brian A. Heyesey

+Certified Matrimonial Attorney ++Certified Civil and Criminal Trial Attorney *NJ & PA Bars **NJ & NY Bars ***NJ, NY & PA Bars #NY Bar †U.S. Patent & Trademark Office

November 25, 2014

Worlds Mall, Inc.

5841 East Charleston Blvd. #230

Las Vegas, NV 89123

Gentlemen:

You have requested our opinion as counsel for World’s Mall, Inc., a Nevada corporation (the “Company”), in connection with the registration statement on Form S-1 (the “Registration Statement”), under the Securities Act of 1933 (the “Act”), filed by the Company with the Securities and Exchange Commission. The Registration Statement relates to the resale of 3,900,000 shares of the Company’s common stock, par value $0.001 per share (the “Offering”).

In order to render our opinion, we have examined the following documents identified and authenticated to our satisfaction:

(a)	the Registration Statement which includes the prospectus;
(c)	the certificate of an Officer of the Company, dated as of event date herewith (the “Officer’s Certificate”);
(c)	the Articles of Incorporation of the Company, dated March 10, 2011;
(d)	a Board of Directors resolution approving the an offering pursuant to Regulation S promulgated under the Act;
(e)	a Board of Directors resolution approving the an offering pursuant to Rule 506 of Regulation D promulgated under the Act;
(f)	a Board of Directors resolution approving the Registration Statement; and
(g)	a certificate of good standing of the Company issued by the Secretary of State of the State of Nevada, dated October 29, 2014.

In each instance we have relied upon the content of each of the documents set out above, and have relied upon the content of the Officers Certificate. In reliance on the factual matters contained thereon, and based upon our review of the foregoing, it is our opinion that the shares of common stock identified in the Offering which are included in the Registration Statement have been duly authorized and are legally issued, fully paid and non-assessable.

We offer our opinion based upon the laws of the State of Nevada. This opinion opines upon Nevada law including all applicable provisions of the Nevada Revised Statutes and reported judicial decisions interpreting those laws. We express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

World’s Mall, Inc. November 25, 2014 Page 2

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Experts” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

SZAFERMAN, LAKIND, BLUMSTEIN & BLADER, PC

By:	/s/ Gregg Jaclin
Gregg E. Jaclin
For the Firm